Exhibit 10.1
ILLINOIS TOOL WORKS INC.
AMENDED AND RESTATED DIRECTORS' DEFERRED FEE PLAN
(Approved by the Board of Directors May 2, 2014)
This Amended and Restated Directors’ Deferred Fee Plan (the “Plan”) is an amendment and restatement of the Illinois Tool Works Inc. Directors’ Deferred Fee Plan established effective May 5, 2006 and amended as of February 8, 2008. The Company intends for the Plan to comply with Code §409A and to operate the Plan in good faith compliance with Code §409A during the 2006/2007 transition period and any extension thereof.

Article 1 - DEFINITIONS
Section 1.1    “Accounts” mean the aggregate balance of a Director’s Share Account and Cash Account.
Section 1.2    "Beneficiary" means the person or persons designated by a Director pursuant to Section 3.3.
Section 1.3    "Board" means the Board of Directors of the Company.
Section 1.4    "Cash Account" means the account maintained on the Company’s books to which a Director’s Fee Deferrals are credited in the form of cash.
Section 1.5    “Code” means the Internal Revenue Code of 1986, as amended.
Section 1.6    “Common Stock” means the common stock, without par value, of the Company.
Section 1.7    "Company" means Illinois Tool Works Inc., a Delaware corporation, and any successor thereto.
Section 1.8    "Corporate Change" shall mean either a "Change in Ownership," "Change in Effective Control" or a "Change of Ownership of a Substantial Portion of Assets," as defined in Code §409A and summarized herein. A "Change in Ownership" occurs on the date that any one person, or more than one person acting as a group (as defined in Code § 409A), acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company. A "Change in Effective Control" occurs on the date that either (i) any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 35% or more of the total voting power of the stock of the Company; or (ii) a majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. A "Change of Ownership of a Substantial Portion of Assets" occurs on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions.
Section 1.9    "Deferral" means (i) the amounts deducted from a Director’s Fees pursuant to his/her Deferral Election, or (ii) the number of shares of Common Stock deducted from a Director’s Stock Award granted under the Long-Term Incentive Plan pursuant to his/her Deferral Election.
Section 1.10    "Deferral Election" means a Director’s election to defer receipt of (i) all or a certain portion of his/her Fees, and/or (ii) all or a certain portion of his/her Stock Award granted under the Long-Term Incentive Plan.
Section 1.11    “Director” means any member of the Board who is not an employee of the Company.
Section 1.12    "Disability" means that the Director's Separation from Service because he/she (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under a Company-sponsored plan.
Section 1.13    “Fair Market Value” means the closing market price of Common Stock on the relevant date, as reported in the New York Stock Exchange section (or any successor thereto) of The Wall Street Journal, or, if no sales of Common Stock were reported for that date, on the most recent preceding date on which Common Stock was traded.
Section 1.14    “Fees” means the annual retainer, chair and meeting fees paid by the Company to a Director.
Section 1.15     “Long-Term Incentive Plan” means the Illinois Tool Works Inc. 2011 Long-Term Incentive Plan.
Section 1.16    "Separation from Service" means a Director’s resignation, retirement or cessation of services with the Company for any other reason which constitutes a “separation from service” within the meaning of Code §409A and the regulations thereunder.
Section 1.17    “Share Account” means the account maintained on the Company’s books to which a Director’s non-cash Deferrals are credited in the form of Share Units. The Share Account maintained for a Director shall contain separate subaccounts for the Director’s Deferrals of Fees, if any, and for the Director’s Deferrals of Stock Awards, if any.

Section 1.18    “Share Unit” means a unit, the value of which is equivalent to the Fair Market Value of a share of Common Stock.
Section 1.19    “Stock Award” means a grant of a Stock Award pursuant to the Long-Term Incentive Plan by the Company to a Director.

Article II - DEFERRAL ELECTIONS
Section 2.1    Deferral Elections Generally. Each Director shall be eligible to participate in the Plan. In order to participate, a Director must submit a Deferral Election (using a form approved by the Company) to the Company’s Secretary prior to the first day of the calendar year in which the Director's Fees or Stock Award would otherwise be received. The Director’s Deferral Election shall be effective and irrevocable with respect to the Fees and/or Stock Award specified therein that would otherwise be received by such Director for the calendar year following the calendar year in which such Deferral Election is made. The Deferral Election may also be made effective (by so specifying in the Deferral Election) with respect to subsequent calendar years; provided, however, that the Deferral Election with respect to any calendar year may be changed or revoked by filing a new Deferral Election prior to the beginning of such year. With respect to the calendar year in which a Director first becomes eligible to participate, a Deferral Election may be made within 30 days after the date the Director first becomes eligible with respect to Fees payable or Stock Awards granted subsequent to the Deferral Election.
Section 2.2    Deferral to Cash Account or Share Account.
(a)    Each Director shall specify in his/her Deferral Election whether Fee Deferrals are to be credited to a Cash Account and/or Share Account established by the Company on its books in his/her name. Fee Deferrals shall be credited to the Director's Cash Account and/or Share Account as of the date the deferred Fees would have otherwise been paid to the Director.
(b)    Each Director shall also specify in his/her Deferral Election whether the Director wishes to defer all or any portion of his/her Stock Awards. Deferrals of Stock Awards shall be credited to the Director’s Share Account as of the date that the deferred Stock Award would otherwise have been made to the Director.
(c)    Any Deferrals that a Director elects to be credited to his/her Share Account pursuant to (a) or (b) above shall be in the form of Share Units, the number of which shall be determined by dividing the dollar amount of the Fees or the value of the Stock Award subject to the election by the Fair Market Value on the date the Fees or Stock Award would have otherwise been paid or issued to the Director.
Section 2.3    Adjustments to Accounts. Through December 31, 2014, a Director's or Beneficiary's Cash Account shall be credited with interest quarterly at the rate equivalent to the rate on the most recently issued 90 day Treasury Bills at the beginning of each calendar quarter. Commencing January 1, 2015, each such Account shall be credited with interest quarterly at the rate equivalent to 100% of the applicable federal long-term rate, with quarterly compounding (as prescribed under Section 1274(d) of the Code), for the first month of each calendar quarter. A Director's or Beneficiary's Share Account shall receive additional credits for cash dividends and shall be adjusted for stock dividends, splits, combinations or other changes in the Common Stock. Cash dividends shall be converted into additional Share Units determined by dividing (i) the cash dividend amount that the Director would have received had he/she owned an equivalent number of shares of Common Stock, by (ii) the Fair Market Value on the date on which the dividend is paid to the Company’s stockholders.
Article III - PAYMENT OF ACCOUNTS
Section 3.1    Payment. Upon a Director's Separation from Service for any reason other than death, payment to the Director of his/her Accounts shall be made or commenced within 60 days following Separation from Service.
Section 3.2    Payment Election.

(a)
Initial Election. A Director’s Cash Account shall be paid in a lump-sum within 60 days after his/her Separation from Service; provided that the Director may elect (using a form approved by the Company) at the time of his/her initial Deferral Election to have his/her Cash Account paid in monthly installments over two to 20 years.

(b)
Change to Prior Election. A Director may elect (using a form approved by the Company) to change a form of payment previously elected with respect to his or her Cash Account (or if the Director had made no election, then to elect a form other than the lump-sum), provided (i) such new election does not take effect until at least 12 months after the date the election is made, and (ii) if commencement of payment is not related to the Director's Disability or death, the first payment with respect to which such new election is effective is deferred for a period of five years from the date such payment would otherwise have commenced.

(c)
Payment of Share Accounts. Subject to Section 4.2, a Director’s Share Account, if any, shall be paid in a single lump-sum within 60 days following the Director’s Separation from Service in the form of shares of Common Stock, which shall be issued to the Director or his/her Beneficiary pursuant to the Long-Term Incentive Plan. The number of shares of Common Stock to be issued to the Director or his/her Beneficiary shall be equal to the number of Share Units credited to the Director’s Share Account at such time, with any fractional Share Unit paid in cash based on current Fair Market Value.

Section 3.3    Payment to Beneficiary. If a Director dies prior to the commencement or completion of payments of his/her Cash Account, then such Account shall be paid (or continue to be paid if payments had previously commenced) within 60 days of the date of death to his/her Beneficiary (i) pursuant to the applicable payment election made by the Director or (ii) in a lump-sum if an effective payment election does not exist. If a Director dies prior to payment of his/her Share Account, if any, then such Account shall be paid within 60 days of the date of death to his/her Beneficiary pursuant to Section 3.2(c).
Each current or former Director who has a Cash Account or Share Account may designate (using a form approved by the Company) a Beneficiary or Beneficiaries to whom his/her Accounts shall be paid in the event of death. Each designation will revoke all prior designations by the Director and will be effective only when filed during his/her lifetime by the Director with the Company’s Secretary. If the Director shall have failed to name a Beneficiary, or if the named Beneficiary dies before receiving payment of the entire balance in such Director's Accounts, the Committee may in its discretion make payment directly to the spouse or any one or more or all of the next of kin of the Director or to the legal representative of his/her estate.

Section 3.4    Small Benefits. Notwithstanding anything in this Article III to the contrary, if the aggregate value of a Director's Accounts is $10,000 or less on the Director's Separation from Service or death, such value shall be paid in a lump-sum to the Director or his/her Beneficiary in full settlement of his/her rights under this Plan.
Section 3.5    Domestic Relations Order. If a court order is issued to the Company that is intended to divide a Director's Accounts between the Director and his/her spouse, such order shall be applied by the Company if it clearly specifies the manner for determining a former spouse's share of the Director's Accounts, and it does not provide for payments to the former spouse prior to the time the Director or his/her Beneficiary is eligible for payments. Payments pursuant to such an order shall be made only to the extent that payment of the Director's Accounts has commenced and shall reduce the Director's Accounts.
Article IV - AMENDMENT AND TERMINATION
Section 4.1    Amendment and Termination. The Board may amend or terminate the Plan at any time. No such amendment or termination may decrease the balance of a Director's or Beneficiary's Accounts. In the event of Plan termination, each Director's or Beneficiary's Accounts shall be paid to him/her as required by Article III hereof, or the Accounts may be paid in a lump-sum provided (i) the Company terminates all non-qualified deferred compensation arrangements of the same type at the same time that this Plan is terminated; (ii) the Company makes no payments to Directors and Beneficiaries for 12 months but makes all payments within 24 months; and (iii) the Company adopts no new non‑qualified deferred compensation arrangement of the same type for five years.
Section 4.2    Corporate Change. Upon a Corporate Change, the Board may terminate the Plan, and in such event each current or former Director and each Beneficiary shall immediately receive a lump-sum payment of his/her Accounts. The Share Units in a Director’s Share Account shall be paid in cash, the amount to be determined by multiplying the number of Share Units credited to his/her Share Account on the date of the Corporate Change by the Fair Market Value on such date.
Article V - MISCELLANEOUS
Section 5.1    Administration. The Company, which shall administer the Plan, shall have the power and duty to maintain records concerning the Plan; to construe and interpret the Plan; and to authorize and direct all Plan payments. Any payment made in accordance with Plan provisions shall be in complete discharge of the Company's obligation to make such payment.

Section 5.2    Service on the Board. Nothing in the Plan shall be construed as conferring a right on any person to be nominated for reelection to the Board or to be reelected to the Board.
Section 5.3    No Right to Company Assets. Neither the Director nor any other person shall acquire by reason of the Plan any right in or title to any assets, funds or property of the Company. Any payments hereunder shall be paid from the general assets of the Company. The Director shall have only a contractual right to the amounts, if any, payable hereunder unsecured by any asset of the Company.
Section 5.4    Non-Assignability. Except as provided in Section 3.5, neither the Director nor any other person shall have any voluntary or involuntary right to commute, sell, assign, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are expressly declared to be unassignable and non-transferable. No part of the amounts payable shall be, prior to actual payment, subject to the payment of any debts, judgments, alimony or separate maintenance owed by the Director or any other person, or be transferable by operation of law in the event of the Director's or any other person's bankruptcy or insolvency.
Section 5.5    Incapacity of Recipient. If a current or former Director or a Beneficiary is deemed by the Company to be incapable of personally receiving any payments under the Plan, then, unless and until claim therefor shall have been made by a duly appointed guardian or other legal representative of such person, the Company may provide for such payment or any part thereof to be made to any other person or institution providing for the care and maintenance of such person. Any such payment shall be for the account of such Director or Beneficiary and shall be a complete discharge of any liability of the Company and the Plan therefor.
Section 5.6    Governing Laws. The Plan shall be construed and administered according to the laws of the State of Illinois.